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                                  Exhibit 5.1
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                               November 14, 2001



     The Selling Stockholder (as defined below)


     Ladies and Gentlemen:

     You have requested our opinion as special Nevada counsel for GlycoGenesys, Inc., a Nevada corporation (the "Company") in connection with the offering of 4,922,025 shares consisting of (i) 3,170,370 shares of common stock, (the "Outstanding Shares"), (ii) 634,865 shares of common stock issuable upon the exercise of warrants (the "Warrant Shares") and (iii) 1,116,790 shares of common stock issuable upon the conversion of our Series C preferred stock (the "Convertible Shares") by Elan International Services, Ltd., Alpha Capital AG, ZLP Master Fund, Ltd., Vertical Ventures, LLC, William L. Haas and The Shemano Group, Inc. (the "Selling Stockholders"), as set forth in the Company's S-3 Registration Statement filed with the Securities and Exchange Commission (the "Registration Statement").

     We have examined originals or copies of each of the documents listed below:

     1. Certificate of Corporate Existence of the Company from the Nevada Secretary of State;

     2. The Company's articles of incorporation certified by the Nevada Secretary of State;

     3.   Bylaws of the Company certified by the Treasurer of the Company;

     4. Resolutions of the board of directors of the Company certified by the Treasurer of the Company

     5. Selling Stockholders stock certificate of the Company certified by the Treasurer of the Company.

     6. Certificate of the Treasurer of the Company, attached hereto as Exhibit A (the "Secretary's Certificate").

     7.   The Registration Statement.

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     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon statements made in the Registration Statement, certificates of all public officials and corporate officers with respect to the accuracy of all matters contained therein.

     Based upon the foregoing, and subject to the following, it is our opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada.

     2. The Outstanding Shares have been duly authorized, validly issued and are fully paid and nonassessable. Assuming that the full consideration for each Warrant Share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants, the Warrant Shares will, when issued, be validly issued and outstanding, fully paid and nonassessable. Assuming the Company's Series C preferred stock is converted in accordance with the Company's certificate of designation for its Series C preferred stock, the Convertible Shares will, when issued, be validly issued and outstanding, fully paid and nonassessable.

     We express no opinion concerning any securities law or rule.

     Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

     We disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.

     This opinion letter is intended solely for use in connection with the registration and offering of the Securities as described in the Registration Statement, and it may not be relied upon for any other purpose, or reproduced or filed publicly, without the written consent of this firm.

                                                    Very truly yours,

                                                    /s/ Lionel Sawyer & Collins

                                                    LIONEL SAWYER & COLLINS

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